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                                                                      EXHIBIT 99

For Immediate Release
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Record and Distribution Dates Set for Westwood Spin-off
Shares Will Be Distributed on June 28 to SWS Stockholders of Record as of June
17

DALLAS, June 7, 2002 -- The SWS Group, Inc. (NYSE: SWS) Board of Directors has set a record date of June 17, 2002 and a distribution date of June 28, 2002 for the company to spin off the holding company of its asset management and trust subsidiaries - Westwood Holdings Group, Inc. - as a separate public company.

Westwood Holdings Group has filed its final registration statement on Form 10 with the SEC and the SEC has declared the registration statement effective, clearing the way for SWS Group to announce the dates for completing the transaction. All of the Westwood Holdings Group shares held by SWS Group will be distributed to SWS Group stockholders.

One share of Westwood Holdings Group common stock will be distributed on June 28, 2002 for every four shares of SWS Group common stock owned at the close of business on the June 17, 2002 record date. Cash, less applicable taxes and a pro rata portion of the aggregate brokerage commission, will be paid in lieu of fractional shares. On or after the spin-off date, the distribution agent will aggregate all fractional shares, sell them on the open market at prevailing market prices and distribute the net proceeds ratably to those SWS stockholders otherwise entitled to those fractional shares.

The spin-off will not change the number of SWS Group common shares that a stockholder owns. Westwood Holdings Group common stock will be listed and traded on the New York Stock Exchange (NYSE) under the symbol "WHG". SWS Group common stock will continue to be listed and traded on the NYSE under the symbol "SWS".

SWS Group expects that the spin-off will qualify as tax-free to SWS Group and its stockholders for federal income tax purposes, except for cash received in lieu of fractional shares. However, stockholders should consult their tax advisors as to the particular tax consequences of the spin-off to them.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. Westwood Holdings Group, Inc. provides investment advisory services to a broad range of institutional clients and trust and custodial services to institutions and high-net-worth individuals.

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CONTACT: Stefanie S. Doty, Assistant Vice President - Corporate Communications,
(214) 859-6351 sshelton@swst.com
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